UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2017

TERRA TECH CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-54258	26-3062661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2040 Main Street, Suite 225 Irvine, California 92614
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (855) 447-6967

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Assignment Agreement

On November 14, 2017, 1815 Carnegie LLC (“1815 Carnegie”), a wholly-owned subsidiary of Terra Tech Corp. (the “Company”), entered into an Assignment Escrow Instructions agreement (the “Assignment Agreement”) with Modernize, Inc. (“Modernize”) pursuant to which Modernize designated 1815 Carnegie as the “Buyer” of that certain commercial property located at 1815 Carnegie Avenue, Santa Ana, CA 92705 (the “Property”) pursuant to a Standard Offer, Agreement and Escrow Instructions for Purchase of Real Estate between Modernize, as buyer, and AHVA Properties-Carnegie, LLC, as seller, dated October 5, 2017, for a purchase price of $7,346,247. On November 22, 2017, 1815 Carnegie closed on the acquisition of the Property.

Loan Agreement

In connection with the acquisition of the Property, on November 22, 2017 (the “Closing Date”), 1815 Carnegie entered into a Loan Agreement (the “Loan Agreement”) with RD Carnegie LLC (“RD Carnegie”) pursuant to which RD Carnegie agreed to lend to 1815 Carnegie $4,500,000 (the “Loan”) for the purchase of the Property as evidenced by a Secured Promissory Note (the “Note”). The Loan matures on the three (3) year anniversary of the Closing Date; provided that 1815 Carnegie may extend the maturity date by 12 months by delivering a notice to RD Carnegie at least 30 days before the stated maturity date. The Loan bears interest at the rate of 12% during the first 12 months, 12.5% during the second 12 months, 13% during the third 12 months, and 13.5% during any extension. 1815 Carnegie prepaid the first three (3) months of interest on the Loan and additional interest payments are due on the first day of each month starting on the fourth month after the Closing Date. 1815 Carnegie may prepay the loan, in whole or in part, at any time after the end of the third full month immediately following the Closing Date, without penalty or premium. 1815 Carnegie paid an origination fee of 2% of the original principal amount of the Loan.

Secured Promissory Note

On the Closing Date, 1815 Carnegie entered into the Note with RD Carnegie to evidence the loan made pursuant to the Loan Agreement.

Guaranty Agreement

On the Closing Date, the Company entered into a Guaranty Agreement (the “Guaranty Agreement”) with RD Carnegie pursuant to which the Company agreed to guaranty 1815 Carnegie’s obligations under the Loan Agreement, the Note and any other documents or agreements entered into in connection therewith. At any time after an event of default under the Loan Agreement, the Company may elect to convert the then outstanding principal balance and interest due on the Loan into shares of common stock of the Company at a price based on commercially reasonable determinations, plus a default penalty of 130% of the principal balance and interest.

Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing

On the Closing Date, 1815 Carnegie entered into Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the “Deed of Trust”) with RD Carnegie pursuant to which 1815 Carnegie mortgaged in trust its right, title and interest in the Property to RD Carnegie.

In addition, a wholly-owned subsidiary of the Company has an option to acquire another commercial property (the “Additional Property”) in Santa Ana, California for a purchase price of $11,000,000 by January 4, 2018.

In the event the Company sells the Property or the Additional Property within six months after the closing of the acquisition of either the Property or the Additional Property, as applicable, certain affiliates of RD Carnegie, who are not affiliates of the Company, shall be entitled to an aggregate of 50% of the net profit from the sale of either the Property or the Additional Property, as applicable, after any and all fees and expenses related to such sale.

The Assignment Agreement, the Loan Agreement, the Note, the Guaranty Agreement and the Deed of Trust contain customary representations, warranties, covenants and events of default by, among, and for the benefit of the parties.

The foregoing descriptions of the Assignment Agreement, the Loan Agreement, the Guaranty Agreement, the Deed of Trust, and the Note are qualified in their entirety by reference to the full text of such documents, copies of which are filed as Exhibits 10.35-10.38 and Exhibit 4.18, respectively, to this Current Report on Form 8-K (this “Report”) and which are incorporated by reference herein in their entirety.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information disclosed under Item 1.01 of this Report is incorporated by reference into this Item 2.01 in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed under Item 1.01 of this Report is incorporated by reference into this Item 2.03 in its entirety.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.18	Form of Secured Promissory Note
10.35	Form of Assignment Escrow Instructions
10.36	Form of Loan Agreement
10.37	Form of Guaranty Agreement
10.38	Form of Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA TECH CORP.

Date: November 22, 2017	By:	/s/ Derek Peterson
Derek Peterson
President and Chief Executive Officer